Exhibit 4.56
Letter of Agreement

Party A:	Global Sources Properties (Shenzhen) Co., Ltd.
Company Registration No.:	440301503236702
Authorized Representative:	Sandy Ng

Party B:	Shenzhen Sihai Hengtong Investment Holding Group Co., Ltd.
Company Registration No.:	440301109864653
Authorized Representative:	Huang Chunxiang
Party C:	Shenzhen Sihai Hengtong Property Co., Ltd.
Company Registration No.:	440301109337146
Authorized Representative:	Huang Chunxiang

(Party A, Party B and Party C hereinafter separately referred to as “Party”, collectively referred to as “Parties”)

Whereas:

A.
In the matter of Party B purchases from Party A the properties of entire 50th floor of Shenzhen International Chamber of Commerce Tower (hereinafter referred to as “Property”) owned by Party A, Party A and Party B executed the Letter of Intent for Assignment of Property of the 50th Floor of Shenzhen International Chamber of Commerce  Tower (hereinafter referred to as “LOI”) on 6th July, 2015, and Party B already paid the deposit of RMB 20,000,000 to Party A; and

B.
Party B plans to arrange Party C to be the transferee of the Property,  Party A plans to agree the afore-mentioned alteration, and all Parties agree that the deposit which has been paid by Party B should be deemed as being paid on behalf of Party C and therefore should be further deemed as the payment made by Party C to Party A.

Therefore, to clarify the rights and obligations of each Party, with respect to altering the transferee from Party B to Party C and how to deal with the deposit issue, all Parties, via negotiation and under free will, agree on the terms and conditions as follows:

1.	All Parties jointly agree to alter the transferee from Party B under the LOI to Party C, as well as to alter Party B under the Tripartite Escrow Arrangement to Party C hereto.

2.
All Parties jointly agree that, for the deposit of RMB 20,000,000 that Party B has paid to Party A, Party B should issue a statement, i.e. Payment on Behalf of Others  to Party A, declaring the afore-mentioned deposit is paid on behalf of Party C and the legal relationship and legal consequences caused by the afore-mentioned payment should be limited to Party B and Party C, which in any case are irrelevant to Party A.

3.	Upon the execution of this Agreement, Party B should assume irrevocable joint and several liability in favor of Party A for Party C’s obligations under the LOI and the Sales Contract executed thereof.

4.
All Parties further confirm that the Tripartite Escrow Agreement, which was executed by Party A, Party B and King & Wood Mallesons (Shenzhen office) regarding the escrow of the original of the Property Title Certificate on 8th July, 2015 remains unaltered and will be performed by all Parties.

5.	Party C clearly specifies that its specific information for communication is set out as follow:

Party C:	Shenzhen Sihai Hengtong Property Co., Ltd.
Mail Address:	35 Floor, Block A, International Finance Center (IFC), the intersection of Shennan Road and Caitian Road, Futian District, Shenzhen
Postal Code:	518000
Attention:	Chen Shaozhen
Tel:	0755-8278 6199, 186 7668 7297
Fax:	0755-8271 0678
6.	This Agreement takes effect upon signatures and seals by all Parties and shall be executed in three sets of original copies. Each Party shall hold one set of this Agreement.

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[Execution page of Letter of Agreement]

Party A:	Global Sources Properties (Shenzhen) Co., Ltd.
(Company chop)
Authorized Representative:	Sandy Ng (Signature)

Party B:	Shenzhen Sihai Hengtong Investment Holding Group Co., Ltd.
(Company chop)
Authorized Representative:	Huang Chunxiang (Signature)

Party C:	Shenzhen Sihai Hengtong Property Co., Ltd.
(Company chop)
Authorized Representative:	Huang Chunxiang (Signature)

This Letter of Agreement is executed in Shenzhen, PRC

The date of execution is 21st August, 2015